Exhibit 23.4

CONSENT

To:	Ivanhoe Electric Inc. (the “Company”)

Re:	Registration Statement on Form S-1 of the Company (the “Company”)

Nordmin Engineering Ltd. is the authoring firm of the report titled “Technical Report Summary on the Santa Cruz Project, Arizona, USA”, effective and issue date June 7, 2022, regarding the mining property known as the Santa Cruz Project (the “Project”) which was prepared in accordance the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for Ivanhoe Electric Inc. (the “Expert Report”).

Nordmin Engineering Ltd. understands that the Company wishes to make reference to Nordmin Engineering Ltd.’s name and the Expert Report in its Registration Statement on Form S-1 (the “Registration Statement”) to be prepared and filed in connection with the Company’s initial public offering. Nordmin Engineering Ltd. further understands that the Company wishes to use extracts and/or information from, the Expert Report in the Registration Statement related to the Project. Nordmin Engineering Ltd. has been provided with a copy of the Registration Statement, and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, Nordmin Engineering Ltd. does hereby consent to:

•	the use of, and references to, its name in the Registration Statement;

•	the use of, and references to, the Expert Report in the Registration Statement; and

•	the use of, in the Registration Statement, extracts and information from the Expert Report, or portions thereof (“Undersigned’s Information”).

Nordmin Engineering Ltd. confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Nordmin Engineering Ltd. also confirms that its representatives have read the disclosure in the Registration Statement that relate to the Undersigned’s Information and the Project, and Nordmin Engineering Ltd. confirms that the disclosure included in the Registration Statement does not contain a misrepresentation.

Dated: June 7, 2022

By:	/s/ Chris Dougherty, P.Eng
	Name:	Chris Dougherty, P.Eng
	Title:	President